Exhibit 99.1

News Release

John Murphy to Become President and Chief Financial Officer of The Coca-Cola Company

Brian Smith to Retire as President and Chief Operating Officer

ATLANTA, July 21, 2022 – The Coca-Cola Company today announced that John Murphy will become president and chief financial officer effective Oct. 1. Murphy, who currently serves as executive vice president and CFO, will add the president role following the retirement of Brian Smith.

Smith, 66, has served as president and chief operating officer since 2019. He will remain with the company as a senior executive through February 2023.

“Brian has made innumerable contributions to the Coca-Cola system during his 25 years with the company,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “I thank him for his service and, on behalf of the company, wish him all the best.”

Murphy, 60, has served as CFO since 2019. He oversees Mergers & Acquisitions, Investor Relations, Global Strategy, Tax, Treasury, Audit, Accounting and Controls, Reporting and Analysis, Real Estate and Risk Management. As president and CFO, he will take on expanded duties, including oversight of Global Ventures; Platform Services; online-to-offline (O2O) digital transformation; and customer and commercial leadership.

“John has been a vital business partner and leader at the company,” Quincey said. “As president and CFO, John’s new role will be instrumental in driving critical, enterprise-wide imperatives across the Coca-Cola system.”

About Brian Smith

Smith became president and COO in 2019 following two years as president of the company’s former Europe, Middle East and Africa Group. He had responsibility for operations of six business units spanning from Western Europe to Russia to Southern Africa.

Prior to that role, Smith was group president of Latin America from 2013 to 2016. His key areas of focus included the development and effective deployment of talent, along with building Coca-Cola leadership in still beverage categories via new, aligned system business models and bolt-on acquisitions in juices, teas and dairy.

Smith joined Coca-Cola in 1997 as Latin America group manager for mergers and acquisitions. He was responsible for bottler and brand transactions and helped formulate and execute system franchise strategies.

From 2001 to 2002, he worked as executive assistant to the company’s chief operating officer and vice chairman. From 2002 to 2008, he was president of the Brazil division and, from 2008 to 2012, served as president for the Mexico division.

The company is evaluating its future plans for the chief operating officer role. The company’s operating unit presidents will report to Quincey on an interim basis.

About John Murphy

As CFO, Murphy is responsible for leading the company’s global finance organization and representing the company with multiple stakeholders, including investors, lenders and rating agencies.

From 2016 to 2018, Murphy served as president of the company’s former Asia Pacific group. He was also responsible for the company’s Bottling Investments Group, primarily focused on key markets in Southeast and Southwest Asia.

From 2013 to 2016, Murphy served as president, South Latin business unit, where he was responsible for operations in Argentina, Bolivia, Chile, Paraguay, Peru and Uruguay. From 2008 to 2012, he was president, Latin Center business unit, responsible for operations in 31 countries in Central America, the Caribbean and the Andean Region.

He began his career at Coca-Cola in 1988 as an international internal auditor and, in 1991, moved to Coca-Cola Japan as executive assistant to the CFO. He went on to serve in expanded responsibilities in various finance, planning and operations roles at Coca-Cola Japan and subsequently worked for the Coca-Cola bottling partner in Singapore, F&N Coca-Cola Ltd.

In 1996, Murphy returned to Coca-Cola as region manager in Indonesia. In 2000, he served as vice president of Business Systems in Coca-Cola North America before returning to Coca-Cola Japan as executive vice president and CFO. In 2004, he was promoted to deputy president of Coca-Cola Japan before returning to Atlanta in 2005 as vice president of strategic planning for Coca-Cola, a position he held until he became president of the Latin Center business unit in 2008.

Before joining Coca-Cola, Murphy worked for four years as an auditor for Price Waterhouse in Dublin.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com